Exhibit 99.1

Contacts:

Linda Heller	Kristyn Moll
Senior Vice President, Finance and CFO	Avalon Investor Relations
(805) 987-8741	(512) 514-6046

POWER-ONE ANNOUNCES FIRST QUARTER 2009 RESULTS

Company Records $57 million Goodwill Impairment Charge

Camarillo, CA, April 23, 2009 — Power-One, Inc. (NASDAQ: PWER) (the “Company”), a leading provider of power conversion and power management solutions, today announced that for the first quarter ended March 29, 2009, net sales were $97.8 million, a decrease of 17% from $117.8 million in the first quarter of 2008.  The net loss, which includes a $57 million charge for goodwill impairment, was $61.2 million, or $0.70 per share, compared to a net loss of $13.6 million, or $0.16 per share, for the same period last year.

Revenue for the quarter was affected by the weakening global economy resulting in a lower customer demand across all product lines and geographies. Included in the results for the quarter are a non-cash goodwill impairment charge of $57 million, or $0.65 per share, due to the continued decline in the Company’s share price; a non-cash charge of $6 million, or $0.07 per share, for inventory write-downs; and a restructuring charge of $1.1 million, or $0.01 per share, to right-size the Company’s headcount. These charges were partially offset by a gain of $3.1 million, or $0.04 per share, from the repurchase of $7 million in convertible notes.

Gross margin was 14.2% in the first quarter of 2009 compared with 18.1% in the first quarter of 2008. The decrease in gross margin was primarily attributable to lower than anticipated demand resulting in unfavorable factory utilization and to increased inventory charges. S,G&A, engineering, quality assurance and amortization expenses decreased 36% year-over-year to $21.1 million compared with $33.1 million for the first quarter of 2008.

During the first quarter, the Company completed the previously announced 1,000 headcount reduction for an expected annualized savings of over $7 million.  Since the peak headcount of approximately 4,900 last summer, the Company has reduced headcount by approximately 28% in order to align costs with the overall drop in demand.

Richard Thompson, Chief Executive Officer, commented, “During the quarter we experienced increased volatility across our markets driven by the continuing uncertainty of the global economy. While our sales are down, gross margin, excluding inventory write-downs, improved over historical levels based on similar run rates and we continued to make progress in lowering expense levels and improving operational efficiencies.”

Continuing, Mr. Thompson said, “Despite the difficult market environment that is impacting our near-term results, we are focused on implementing our strategic initiatives, aggressive cost reduction programs and further investing in our Renewable Energy business.”

Business Outlook

Due to the current economic uncertainty and poor demand visibility, the Company is not providing financial guidance for the second quarter and full year 2009.

Earnings Conference Call

Power-One will discuss its 2009 first quarter results today beginning at 2:00 p.m. Pacific Time.  The call will be available over the Internet through the Company’s investor relations Web site at www.power-one.com.  To listen to the call, please go to the Web site at least 10 minutes early to register, download, and install any necessary audio software.  For those who cannot listen to the live broadcast, the webcast will be available on the investor relations section of the Company’s Web site at www.power-one.com throughout the current quarter.

Material Transaction

Power-One concurrently announced a significant private investment in the Company for $60 million.

About Power-One

Power-One designs and manufactures energy-efficient power conversion and power management solutions for alternative/renewable energy, routers, data storage and servers, wireless communications, optical networking, medical diagnostics, military, railway controls, semiconductor test equipment, and custom applications.  Power-One, with headquarters in Camarillo, CA, has global sales offices, manufacturing, and R&D operations in Asia, Europe, and the Americas.  For information on Power-One and its products, visit the Company’s Web site at www.power-one.com.

Safe Harbor Statement

Statements made in this press release which state the Company’s or management’s intentions, beliefs, expectations or predictions for the future are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and may include statements regarding anticipated future productivity. It is important to note that future performance and actual results could differ materially from those discussed in or underlying such forward-looking statements as a result of risks and uncertainties that cannot be predicted or quantified and that are beyond the Company’s control. Important factors that could cause actual results to differ materially include, but are not limited to: economic conditions in general and business conditions in the power supplies and renewable energy markets; foreign exchange rates; the Company’s ability to improve its operational and supply chain efficiencies; competitive factors such as pricing and technology; the timing and results achieved in completing product manufacturing transitions to Company facilities in China or other low-cost locations;  the threat of a prolonged economic slowdown or a lengthy or severe recession; continued volatility of the financial markets, including fluctuations in interest rates and trading prices of the Company’s equity securities; the results of pending legal proceedings; the Company’s ability to secure market share in higher margin, high-growth markets; the market growth of product sectors targeted by the Company as sectors of focus; and the Company’s ability to increase working capital.  Additional information concerning factors that could cause actual results to differ materially from expectations expressed in this press release are described  in the Company’s reports filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934 from time to time, which  are also available through the Company’s Website at www.power-one.com or through the SEC’s Electronic Data Gathering and Analysis Retrieval System (EDGAR) at www.sec.gov. Power-One undertakes no obligation to publicly update or revise any forward-looking statement.

POWER-ONE, INC.

CONSOLIDATED STATEMENT OF OPERATIONS

(In thousands, except per share data)

(UNAUDITED)

	Three Months Ended
	March 29,	March 30,
	2009	2008

NET SALES	$97,840	$117,758
COST OF GOODS SOLD	83,975	96,432
GROSS PROFIT	13,865	21,326

EXPENSES:
Selling, general and administrative	13,186	20,214
Engineering and quality assurance	7,508	12,028
Amortization of intangibles	402	868
Restructuring costs	1,131	—
Goodwill impairment	56,999	—
Total expenses	79,226	33,110

LOSS FROM OPERATIONS	(65,361)	(11,784)

INTEREST AND OTHER INCOME (EXPENSE):
Interest income	205	218
Interest expense	(2,125)	(1,971)
Other income (expense), net	5,114	(1,718)
Total interest and other income (expense)	3,194	(3,471)

LOSS BEFORE INCOME TAXES	(62,167)	(15,255)

BENEFIT FOR INCOME TAXES	(852)	(440)
EQUITY IN EARNINGS FROM JOINT VENTURE	141	1,176
NET LOSS	$(61,174)	$(13,639)

BASIC AND DILUTED LOSS PER SHARE	$(0.70)	$(0.16)

BASIC AND DILUTED WEIGHTED AVERAGE SHARES OUTSTANDING	87,865	87,393

POWER-ONE, INC.

CONSOLIDATED BALANCE SHEET

(In thousands)

(UNAUDITED)

	March 29,	December 28,
	2009	2008

ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$28,404	$28,414
Accounts receivable:
Trade (net of allowance)	111,181	143,093
Other	5,901	2,698
Inventories	88,833	101,608
Prepaid expenses and other current assets	11,197	11,037

Total current assets	245,516	286,850

PROPERTY AND EQUIPMENT, net	51,420	55,381
INTANGIBLE ASSETS, net	19,496	79,311
OTHER ASSETS	7,135	7,417

TOTAL ASSETS	$323,567	$428,959

LIABILITIES AND EQUITY

CURRENT LIABILITIES:
Bank credit facilities and notes payable	$22,526	$26,949
Accounts payable	79,161	100,658
Restructuring reserve	2,630	3,651
Long-term debt, current portion	199	472
Other accrued expenses and current liabilities	25,090	26,544

Total current liabilities	129,606	158,274

LONG-TERM DEBT, less current portion	63,305	70,425
OTHER LONG-TERM LIABILITIES	14,406	16,041

STOCKHOLDERS’ EQUITY:
Common stock	88	88
Additional paid-in capital	618,822	618,255
Accumulated other comprehensive income	32,283	39,645
Accumulated deficit	(534,943)	(473,769)

Total stockholders’ equity	116,250	184,219

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$323,567	$428,959

POWER-ONE, INC.

FINANCIAL HIGHLIGHTS

(In thousands, except per share data)

(UNAUDITED)

	Three Months Ended
	March 29,	March 30,
	2009	2008

Orders	$76,854	$155,095

Sales	$97,840	$117,758

Operating Loss	$(65,361)	$(11,784)

Net Loss	$(61,174)	$(13,639)

Basic and Diluted Loss Per Share	$(0.70)	$(0.16)

Basic and Diluted Weighted Average Shares Outstanding	87,865	87,393